UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/03/2009

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On August 3, 2009, the Registrant and WB QT, LLC ("WB QT"), the holder of the three convertible promissory notes issued by the Registrant on July 10, 2009 (collectively, the "Convertible Notes"), agreed to amend Section 6.1(h) of the Convertible Notes to eliminate the holder's right to waive the 9.99% beneficial ownership limitation. After giving effect to the amendment, the 9.99% beneficial ownership limitation set forth in Section 6.1(h) of the Convertible Notes is fixed at 9.99% and cannot be waived by the holder.

Also on August 3, 2009, Registrant and Whitebox Advisors, LLC ("Whitebox") agreed to amend and restate the terms of the $10 million Commitment Letter dated July 10, 2009 ("July 10 Commitment Letter") to establish a fixed conversion price of $0.71 per share for any convertible debentures issued pursuant to the Commitment Letter. The conversion price of $0.71 per share represents the consolidated closing bid price of a share of the Registrant's common stock on July 10, 2009, the date the July 10 Commitment Letter was originally issued. Prior to the amendment that occurred on August 3, 2009, the conversion price was to be established if and when the convertible debenture was issued based on the the greater of (i) book value per share and (ii) the consolidated closing bid price for a share of the Registrant's common stock on the last trading day immediately preceding the date of issuance.

Item 9.01.    Financial Statements and Exhibits

10.1 Third Amended and Restated Convertible Promissory Note
10.2 Amended and Restated $6.6 Million Convertible Promissory Note
10.3 Amended and Restated $3.0 Million Convertible Promissory Note
10.4 Amended and Restated $10 Million Commitment Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: August 06, 2009	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Third Amended and Restated Convertible Promissory Note
EX-10.2	Amended and Restated $6.6 Million Convertible Promissory Note
EX-10.3	Amended and Restated $3.0 Million Convertible Promissory Note
EX-10.4	Amended and Restated $10 Million Commitment Letter